UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, For Use of the
☐	Definitive Proxy Statement	Commission Only (as permitted
☒	Definitive Additional Materials	by Rule 14a-6(e)(2))
☐	Soliciting Material Pursuant to § 240.14a-12

KMG AMERICA CORPORATION

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

(Name of Registrant as Specified in Its Charter)

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

Exhibit 99.1

Press Release:

For Immediate Release

KMG America Reports Q3 2007 Earnings Results and Provides Update on Merger Approval Process

KMG America Investor Webcast Today, Monday, November 5th at 10:00 A.M. Eastern Standard Time

Minneapolis, MN, November 5, 2007 – KMG America Corporation (the “Company” or “KMG America”) (NYSE: KMA) today reported a net loss of $0.4 million, or $0.02 per diluted share for Q3 2007 compared to net income of $0.6 million, or $0.03 per diluted share for Q2 2007. The Company also provided a brief update on the approval process of Humana’s agreement to acquire the Company.

UPDATE ON HUMANA ACQUISITION APPROVAL PROCESS

As previously announced, on Friday, September 7, 2007, KMG America signed a definitive agreement to merge with a subsidiary of Humana Inc. for cash consideration of $6.20 for each outstanding share of the Company. The aggregate transaction price will be approximately $187.7 million (including assumed debt of approximately $50 million).

The merger was unanimously approved by the boards of directors of the Company and Humana Inc. The merger is subject to customary closing conditions, including approval by the Company’s shareholders and receipt of governmental and regulatory approvals, including the approval of the South Carolina Department of Insurance (“SCDOI”). The following summarizes the status, as of the date of this release, of the shareholder and governmental and regulatory approval process:

▪

The Federal Trade Commission and Antitrust Division of the U.S. Department of Justice have granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

▪	The Company announced November 16, 2007, as the date for a special meeting of KMG America shareholders to vote on the proposed acquisition.
▪

The Company has mailed a definitive proxy statement for the special meeting to its shareholders of record as of the close of business on October 12, 2007, the record date established for the special meeting.

▪	Humana Inc. has filed documents with the SCDOI seeking approval of the acquisition and is awaiting the SCDOI’s final determination.

The closing of the merger is expected to occur late in the fourth quarter of 2007, possibly as early as November 30, 2007.

THIRD QUARTER FINANCIAL RESULTS

The Company today reported a net loss of $0.4 million, or $0.02 per diluted share, for Q3 2007 compared to Q2 2007 net income of $0.6 million, or $0.03 per diluted share. The decline in Q3 2007 earnings results compared to Q2 2007 is attributed primarily to an increase in long term care incurred claims.

Q3 2007 net earnings also include $1.2 million of transaction expenses associated with the pending merger offset by the favorable impact of the cancellation, for no consideration, of stock options previously awarded to the Company’s executive management.

WEBCAST

The Company will host an investor and analyst webcast today, Monday, November 5, 2007, at 10:00 a.m. Eastern Standard Time. The webcast and replay will be available via: www.kmgamerica.com, analyst/investor tab – for all investors; www.streetevents.com – for institutional investors; and www.earnings.com – for retail investors. The replay will be available starting approximately two hours after the original webcast. The replay will be available through Monday, November 19, 2007.

ABOUT KMG AMERICA CORPORATION

KMG America is a holding company that was formed to acquire the Southeastern regional insurance company, Kanawha Insurance Company, and to operate and grow Kanawha’s insurance and other related businesses nationwide. KMG America offers a broad mix of individual and group insurance products and stop-loss coverage along with third-party administration services to employers and employees and their families. For more information visit: www.kmgamerica.com.

FORWARD LOOKING INFORMATION

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause the Company’s actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: implementation of its business strategy; hiring and retaining key employees; predicting and managing claims and other costs; fluctuations in its investment portfolio; financial strength ratings of its insurance subsidiary; government regulations, policies and investigations affecting the insurance industry; competitive insurance products and pricing; reinsurance costs; fluctuations in demand for insurance products; possible recessionary trends in the U.S. economy; the shareholders of KMG America may not approve and adopt the proposed merger; the parties to the merger may be unable to obtain governmental and regulatory approvals required for the merger; required governmental or regulatory approvals may delay the merger or result in the imposition of conditions that could cause the parties to abandon the merger; the parties may be unable to complete the merger because, among other reasons, conditions to the closing of the merger may not be satisfied or waived; and other risks that are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission. The Company assumes no obligation to publicly update or revise any forward-looking statements.

Contact:	Tim Daniels

Ph: (952) 930-4807

tim.daniels@kmgamerica.com

KMG America Corporation

Consolidated Statements of Income (unaudited)

(in thousands, except share data)

	Quarter Ended			Year-to-Date
	9/30/2007	6/30/2007	9/30/2006	9/30/2007	9/30/2006

Insurance premiums, net of reinsurance	$40,146	$41,687	$34,235	$121,749	$94,708
Net investment income	8,729	8,377	7,453	24,982	22,278
Commission and fee income	3,604	4,072	4,018	11,844	12,354
Realized investment gains (losses)	423	244	7	614	103
Other income	1,073	1,193	1,275	3,325	3,184
Total revenues	53,975	55,573	46,988	162,514	132,627

Policyholder benefits	35,875	35,054	26,186	108,472	73,913
Insurance commissions, net of deferrals	3,929	4,022	3,246	12,103	9,151
Expenses, taxes, fees and depreciation, net of deferrals	12,421	13,794	12,759	40,705	39,021
Amortization of DAC and VOBA *	1,975	1,108	1,682	5,164	4,015
Total benefits and expenses	54,200	53,978	43,873	166,444	126,100

Income (loss) before income taxes	(224)	1,595	3,115	(3,930)	6,527
(Provision) for income taxes	(130)	(1,036)	(1,089)	(6,129)	(2,248)
Net income (loss)	$(354)	$559	$2,026	$(10,059)	$4,279

Net income (loss) per share - diluted	$(0.02)	$0.03	$0.09	$(0.45)	$0.19

Weighted-average shares outstanding - diluted:	22,216	22,214	22,208	22,214	22,199

* DAC: deferred acquisition costs; VOBA: value of business acquired.

KMG America Corporation and Subsidiary

Consolidated Balance Sheets

(in thousands, except share data)

	September 30, 2007	December 31, 2006
	(Unaudited)
Assets:
Cash and cash equivalents	$21,596	$21,744
Investments	594,125	558,336
Total cash and investments	615,721	580,080
Accrued investment income	7,112	6,503
DAC	39,139	28,454
VOBA	68,674	70,766
Other assets (1)	147,111	145,911
Total assets	$877,757	$831,714

Liabilities and shareholders’ equity:
Total policy and contract liabilities	$599,504	$572,364
Deferred income taxes	10,537	14,735
Other liabilities (2)	92,457	52,563
Total liabilities	702,498	639,662
Total shareholders’ equity	175,259	192,052
Total liabilities and shareholders’ equity	$877,757	$831,714

Book value per share:
Basic	$7.89	$8.65
Diluted	$7.89	$8.61

Book value per share: (excl FAS 115) (3)
Basic	$8.49	$8.96
Diluted	$8.49	$8.93

Ending shares outstanding:
Basic	22,216	22,212
Diluted (4)	22,216	22,299

(1)	Other assets include reinsurance balances recoverable, real estate and equipment, federal income tax recoverable and other assets.
(2)	Other liabilities include $42.3 million of accounts payable and accrued expenses, $14.1 million of outstanding bank debt and $36.1 million of subordinated debt securities.
(3)

The book values are recalculated excluding $13.4 million of unrealized capital losses, net of taxes, on September 30, 2007. Unrealized capital losses were $7.1 million, net of taxes, on December 31, 2006.

(4)	Diluted shares were calculated using the treasury stock method.

Exhibit 99.2

3rd Quarter – 2007

Good morning. Welcome to KMG America’s third quarter 2007 conference call. I have with me this morning Scott DeLong, our CFO, Jim Nelson, our General Counsel and Tom Sass who is in charge of operations.

Before we begin, I want to mention that certain statements made during this call relating to KMG America’s future operations, performance, growth plans and expectations of future developments are forward looking statements under federal securities laws. These statements are based on various assumptions and estimates that are subject to a number of risks and uncertainties. These risks are discussed in our Form 10-K for 2006, our Form 10-Qs for the first and second quarters of 2007 and in the Form 10-Q for third quarter 2007 that we will file with the Securities and Exchange Commission later this week. In light of these risks, actual results may differ materially from those expressed in any forward looking statements made during this call and should be considered carefully. KMG America assumes no obligation to publicly update or revise any forward looking statements.

As we have previously announced, on September 7, 2007, KMG America signed a definitive agreement to be acquired by Humana Inc. This action was consistent with our disclosure on May 7, 2007, that as a result of AM Best assigning a negative outlook to our A- rating, KMG America intended to seek a strategic alternative in order to secure our rating. I will update the status of the Humana transaction in a minute.

Our 3rd quarter operating results were impacted by a number of items, including expenses related to the Humana transaction, executive management’s voluntary cancellation of their stock options , and an increase in long-term care claims in the quarter. Sales growth slowed as a result of our decision to focus sales away from stop loss products. The announcement to seek a strategic partner created uncertainty in the brokerage market that also contributed to lower sales. All of these factors are believed to be temporary in nature. Indeed, we have seen renewed interest in KMG America in the benefits marketplace as a result of the pending Humana acquisition.

The announcement of the Humana transaction has been very well received overall by our customers, the brokerage community, our sales organizations and our KMG America associates. We have eliminated uncertainty within KMG America and generated a lot of energy in the marketplace. We are also encouraged by the enthusiasm our future associates at Humana have shown regarding KMG America.

The acquisition is subject to approval by our shareholders, certain regulatory clearances and other closing conditions. We are making very good progress towards satisfying all closing conditions. On October 8, we announced that the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice granted an early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Humana has filed a Form A with South Carolina’s Department of Insurance seeking approval of the transaction and has responded to the Department’s follow-up questions. We do not yet have approval from the Insurance Department but do not anticipate difficulties obtaining it. Also, November 16, 2007 has been set as the date for the special meeting of our shareholders to vote on the transaction. Proxy materials have been mailed to shareholders of record as of October 12, 2007. The transaction is expected to close the last day of the month in which all closing conditions are met. That could be as soon as November 30, 2007.

We have begun initial integration planning with Humana. The merits of the transaction for KMG America’s shareholders, our customers, brokers and associates are obvious. And the fit with Humana appears to be excellent. Humana clearly understands the opportunity in the marketplace of having KMG America in its family of companies. KMG America will benefit not only from Humana’s strong brand but also from the expanded product offerings available to us as a result of this affiliation. Having KMG America’s products available to Humana’s distribution systems should also benefit the combined companies. We hope and expect to be a positive contributor to Humana’s continued success in the future.

Scott will now comment on the quarter.

Good morning.

Today we reported a net loss of 2 cents per share for the third quarter compared to income of 3 cents per share in the second quarter of this year and income of 9 cents in the third quarter last year.

The primary reason for the earnings under-performance this quarter compared to last quarter is higher long term care claims in our Senior segment. Claims experience has been very good during the prior three quarters, and this quarter incurred claims were up as a result of both frequency and, to a lesser extent, severity, as there was a somewhat higher proportion of nursing home vs. home health care claims in both continuing and new claims on September 30 compared to June 30. There has been quarter-to-quarter volatility in long term care claims over the last three years, and we do not believe this quarter to be a beginning of an adverse trend. That monthly claims fell in both August and again in September from a high point in July would seem to support this conclusion. I would also point out that the ratio of actual incurred claims to expected – or pricing – incurred claims was 78% for the nine month period ending September 30 this year, which compares favorably to the 83% actual-to-expected ratio for all of 2005, and is up only slightly from the 72% for all of 2006. So in spite of the third quarter uptick in incurred claims, long term care claims for the year as a whole and for the last three years are still very favorable compared to claim rates anticipated in the premium structure.

There were two non-recurring offsetting items this quarter related to the pending transaction. First, we had about $1.1 million of transaction-related expenses this quarter for such things as outside counsel and investment banking services related to preparing the merger agreement and shareholder proxy statement, among other similar activities. Transaction costs booked in the prior quarters this year were not significant in comparison. These costs were offset by a comparable amount of one-time benefit as a result of the cancellation of executive stock options at the end of the third quarter, and the related reversal of 10 quarters of option expensing.

There were a few other factors I will also mention. Investment income was favorable this quarter as a result of growth in invested assets and a small improvement in the portfolio yield. Operating expenses, which exclude commissions and DAC plus VOBA amortization, and exclude the above-mentioned transaction-related costs and the stock option expense reversal, were also favorable compared to last quarter. A decline in earned premiums offset these favorable earnings factors, reflecting the continuing gradual runoff of the legacy closed blocks, the slow down of sales this summer and early fall as a result of the uncertainties caused by our strategic review, and the aggressive renewal rate actions we took on stop loss cases renewing on July 1 which resulted in some lapsation.

Now I’ll turn the discussion back to Ken for the Q&A session.

CLOSING

Thank you for joining us this morning. We will of course continue to provide status update as warranted. Good day.